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                                                                    EXHIBIT 99.3

                             TAILWIND FINANCIAL INC.
                          NOMINATING COMMITTEE CHARTER

PURPOSES OF THE NOMINATING COMMITTEE

The purposes of the Nominating Committee are:

     - to consider proposals made by shareholders and others to nominate specific individuals to the Board of Directors (the "BOARD") of Tailwind Financial Inc. (the "COMPANY");

     -    to identify qualified individuals for membership on the Board; and

     - to recommend to the Board the director nominees for election at each annual meeting of shareholders and at each other meeting of shareholders at which directors are to be elected.

MEMBERSHIP OF THE NOMINATING COMMITTEE

The Nominating Committee:

     - shall consist of not less than three members of the Board, the exact number to be established by the Board from time to time;

     - shall consist solely of individuals who meet the independence standards set forth in Securities and Exchange Commission rules and in the listing standards applicable to the Company; and

     - shall consist solely of members who are appointed by, and who may be removed by, the Board.

CRITERIA FOR NOMINATION TO THE BOARD

Each individual nominated by the Nominating Committee to serve on the Board shall, in the Nominating Committee's opinion, satisfy the following criteria (the "MINIMUM CRITERIA") together with such other criteria as shall be established by the Nominating Committee:

     - such nominee shall satisfy any legal requirements applicable to members of the Board;

     - such nominee shall have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

     - such nominee shall have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;

     - such nominee shall have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation; and

     - such nominee shall have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

PROCEDURES TO BE FOLLOWED WITH RESPECT TO THE SUBMISSION OF NAMES FOR CONSIDERATION BY THE NOMINATING COMMITTEE.

The following procedures (the "MINIMUM PROCEDURES") shall be utilized in considering any candidate for election to the Board at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board. A nomination must be delivered to the Assistant Secretary of the Company at the principal executive offices of the Company not later than the close of business on

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the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth
(90th) day prior to such annual meeting or the close of business on the tenth
(10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a notice as described above. Such notice shall set forth as to each person whom the proponent proposes to nominate for election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate satisfies the Minimum Criteria and any Additional Criteria (as defined below) established by the Nominating Committee.

In the event that a director is to be nominated at a special meeting of shareholders or is to be elected by the Board, the Nominating Committee shall develop procedures designed to conform, as nearly as practicable, to the procedures applicable to elections of Board members at annual meetings.

The Nominating Committee may, but shall not be required to, develop other procedures (the "ADDITIONAL PROCEDURES") designed to supplement the Minimum Procedures.

PROCESSES TO BE FOLLOWED IN CONSIDERING CANDIDATES

Candidates to serve on the Board shall be identified from such sources as shall be available to the Nominating Committee, including without limitation recommendations made by shareholders.

There shall be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process shall include (i) a review of the information provided to the Nominating Committee by the proponent, (ii) a review of reference letters from at least two sources determined to be reputable by the Nominating Committee and (iii) a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

DUTIES OF THE NOMINATING COMMITTEE

The Nominating Committee shall:

     - determine whether other criteria (the "ADDITIONAL CRITERIA"), beyond the Minimum Criteria, should apply in nominating members of the Board, such Additional Criteria to (i) reflect, at a minimum, all applicable laws, rules, regulations and listing standards applicable to the Company, and (ii) take into account a potential candidate's experience, areas of expertise and other factors relative to the overall composition of the Board;

     - determine whether the Minimum Procedures should be supplemented with Additional Procedures relating to the information to be submitted to the Nominating Committee regarding prospective candidates;

     - annually review the size, composition and needs of the Board and make recommendations to the Board;

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     -    recommend to the Board the director nominees for election at the next annual meeting of shareholders;

     - consider and recommend candidates for appointment to the Board to the extent vacancies arise between annual meetings of shareholders;

     - consider director candidates submitted by shareholders and other third-parties, in accordance with the Minimum Procedures and any Additional Procedures adopted by the Nominating Committee; and

     - annually review the Nominating Committee charter and recommend to the Board any changes it deems necessary or desirable.

MEETINGS OF THE NOMINATING COMMITTEE

The Nominating Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the chairperson of the Nominating Committee, but at least once each year for all or a portion of a meeting, the members of the Nominating Committee shall meet in executive session, without any members of management present.

ADDITIONAL AUTHORITY OF THE NOMINATING COMMITTEE

The Nominating Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.

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